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                             PUDGIE'S CHICKEN, INC.


                                                 April ---, 1996


Continental Stock Transfer
  & Trust Company
2 Broadway
New York, New York  10004

Attention:  William F. Seegraber, Vice President

          Re:  Pudgie's Chicken, Inc. ("Company")
               1996 Private Placement
               ----------------------------------

Dear Mr. Seegraber:

     We make reference to the Warrant Agreement ("Warrant Agreement"), dated August 9, 1995, among Pudgie's Chicken, Inc., a Delaware corporation ("Company"), Rickel & Associates, Inc. ("Underwriter") and Continental Stock Transfer & Trust Company, as warrant agent ("Warrant Agent"). In connection with the Company's initial public offering ("IPO"), the Company issued to the public pursuant to the Warrant Agreement, Common Stock Purchase Warrants ("Warrants") to purchase an aggregate of 1,150,000 shares of the Company's Common Stock.

     The Company currently intends to issue in a private placement ("Private Placement") up to 550 Units, each Unit consisting of one share of Series A Convertible Preferred Stock ("Preferred Shares") and 500 Warrants, and is desirous of increasing the number of Warrants authorized to be issued under, and subject to, the Warrant Agreement in order to provide for the issuance of the additional Warrants contemplated to be issued in the Private Placement. The issuance of the Units in the Private Placement will cause an adjustment in the exercise price and number of shares of Common Stock issuable upon the exercise of the outstanding Warrants pursuant to the provisions of Section 9 of the Warrant Agreement. Since a further adjustment to the detriment of the holders of the Warrants may occur depending upon the price at which the Preferred Shares are actually converted and the Company desires to avoid such a subsequent adjustment, the Company believes it is desirable to fix the anti-dilution adjustment at this time based upon the initial minimum conversion price of the Preferred Stock.

     Accordingly, in connection with the closing of the Private Placement, we hereby authorize you to issue, and to serve as warrant agent with respect to, up to 275,000 additional Warrants ("Additional Warrants") having the same terms and conditions as the Warrants provided for in the Warrant Agreement. Inasmuch as the Additional Warrants will be issued by the Company in an offering exempt from registration under the Securities Act of 1933, as amended ("Act") and exempt from registration or qualification under the securities laws of the various states, we authorize and direct you to place the following restrictive legend on the certificates representing the Additional Warrants:

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          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
          REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
          THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. THESE SECURITIES ARE SUBJECT TO CERTAIN REGISTRATION RIGHTS AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION.

     Following the declaration of effectiveness by the Securities and Exchange Commission of a registration statement under the Act registering the resale of the Additional Warrants, at the request of a holder, and upon presentment to you of the certificate representing Additional Warrants, we authorize you to remove such legend and to imprint on the new certificates representing such Additional Warrants, the following legend:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
          THE SECURITIES MAY BE SOLD PURSUANT TO THE REGISTRATION STATEMENT PROVIDED THAT THE HOLDER COMPLIES WITH THE PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SALE IS IN COMPLIANCE WITH THE PLAN OF DISTRIBUTION AS SET FORTH IN THE PROSPECTUS. THESE SECURITIES ARE SUBJECT TO CERTAIN REGISTRATION RIGHTS AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION.


     The Company acknowledges that as a result of the issuance of Units in the Private Placement an adjustment will occur in the exercise price of the Warrants (including the Additional Warrants) and the number of shares of Common Stock issuable upon exercise of the Warrants (including the Additional Warrants) as a result of the anti-dilution provisions of Section 9(b) of the Warrant Agreement. The Company agrees that such adjustment will be based upon the initial Minimum Conversion Price of the Preferred Shares ($2.00 per share). The Company agrees that notwithstanding the provisions of Section 9(b)(ii) or 9(b)(iii) of the Warrant Agreement, in the event that the Preferred Shares are converted at an exercise price higher than $2.00 per share, the Company will not seek to adjust upward the Exercise Price of the Warrants (including the Additional Warrants) or to reduce the number of shares of Common Stock issuable upon exercise of the Warrants (including the Additional Warrants).

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     Please be advised that copies of all future notices to the Company pursuant to Section 18 of the Warrant Agreement shall be delivered to David Alan Miller, Esq., Graubard Mollen & Miller, 600 Third Avenue, New York, New York 10016, instead of to Russell S. Berman, Esq., Kronish, Lieb, Wiener & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036.

     Except as otherwise provided for herein, the terms and provisions of the Warrant Agreement shall remain in full force and effect.

                                   PUDGIE'S CHICKEN, INC.



                                   BY:---------------------------------
                                       Steven Wasserman, President



Acknowledged and Agreed To
this ----- day of --------------, 1996.


CONTINENTAL STOCK TRANSFER
    & TRUST COMPANY



BY:---------------------------
     William F. Seegraber
Title:    Vice President

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